May 23, 2016
Elliott Associates, L.P.
Elliott International, L.P.
Elliott International Capital Advisors Inc.
40 West 57th Street
New York, NY 10019
Attention:  Joseph Jackson

Ladies and Gentlemen:
Reference is made in this letter agreement (the "Agreement") to a proposed Stockholder Voting and Support Agreement (the "Support Agreement") to be entered into by Ares Capital Corporation, a Maryland corporation ("Ares"), Elliott Associates, L.P., a Delaware limited partnership ("Elliott"), and Elliott International, L.P., a Cayman Islands limited partnership ("Elliott International"), in connection with the proposed acquisition of American Capital, Ltd., a Delaware corporation (the "Company"), by Ares (the "Transaction"), to be effected by a definitive agreement with respect to the Transaction (the "Transaction Agreement").  Elliott, Elliott International and Elliott International Capital Advisors Inc., a Delaware corporation, are collectively referred to herein as the "Elliott Parties".
In consideration for, among other things, the willingness of the Elliott Parties to support the Transaction and the Transaction Agreement, the parties hereby agree that they shall use their reasonable best efforts to enter into a settlement agreement (the "Settlement Agreement"), provided that discussions among the parties regarding the Settlement Agreement shall take place commencing at 4:00 pm Eastern Time on May 27, 2016 with a target of completing such discussions by 8:00 am Eastern Time on June 6, 2016.  Such Settlement Agreement shall provide, among other things, that in the event the proposed Transaction is terminated (a "Termination Event"), whether as a result of the Company's failure to obtain stockholder approval for the Transaction at a stockholder meeting held for such purpose or the termination of the Transaction Agreement by any party thereto for any reason, the Company agrees, as promptly as practicable following such Termination Event, to appoint four (4) individuals to the Company's Board of Directors (the "Board") to replace four (4) incumbent members of the Board, with one (1) such individual to be selected by the Elliott Parties and with the three (3) additional individuals to be independent directors to be mutually agreed by the Company and the Elliott Parties.  The three (3) additional independent directors shall be selected following the receipt of input from certain major stockholders of the Company.  The Board size shall not be greater than ten (10) members at such time.  The new directors shall be nominated to serve as directors at the Company's 2017 annual meeting of stockholders and shall be appointed to appropriate committees of the Board promptly following their appointment to the Board.  A new Chairman of the Board (other than the incumbent) shall be selected by the newly reconstituted Board from the then-existing directors.  The parties further agree to include other customary provisions in the Settlement Agreement, including a standstill and voting agreement by the Elliott Parties and mutual non-disparagement provisions.

The Company agrees to reimburse the Elliott Parties for their reasonable, documented out-of-pocket fees and expenses incurred in connection with their involvement with the Company, including but not limited to expenses incurred in connection with the Transaction and the Support Agreement, provided that such reimbursement will not exceed $3.0 million in the aggregate, with $1.5 million to be paid within five (5) calendar days after the execution of the Support Agreement and $1.5 million to be paid upon the earlier of a Termination Event or the closing of the Transaction.
Prior to a Termination Event, the Company and the Elliott Parties will each refrain from making, and will cause their respective affiliates not to make, any statement or announcement that both relates to and constitutes an ad hominem attack on, or that both relates to and otherwise disparages, impugns or is reasonably likely to damage the reputation of, the other party or its affiliates.  In addition, the Elliott Parties will publicly disclose their entry into the Support Agreement and this Agreement, and the terms thereof, and make such other disclosures as required in its filings with the Securities and Exchange Commission.
In addition, this Agreement confirms that the Company's 2016 annual meeting of stockholders will not be held on July 29, 2016, as previously announced by the Company in its Current Report on Form 8-K, dated March 17, 2016.  It is the current intention of the Company to hold its 2016 annual meeting of stockholders in conjunction with the Company's special meeting of stockholders for the purpose of approving the Transaction (the "Meeting"), which Meeting is likely to be held in late summer or early fall of 2016.  Provided that a Termination Event has not occurred, the Elliott Parties agree to vote all shares of the Company's common stock beneficially owned by the Elliott Parties in favor of the slate of directors nominated by the Board at the Meeting.  The Elliott Parties represent and warrant that pursuant to the Support Agreement, Elliott and Elliott International have agreed to vote all shares of the Company's common stock beneficially owned by Elliott and Elliott International in favor of the Transaction, in favor of the say-on-pay merger vote in connection with the Transaction and in favor of any other matters related to the Transaction that may be presented by the Company at the Meeting; provided, however, that in the event Institutional Shareholder Services Inc. ("ISS") or Glass Lewis & Co., LLC ("Glass Lewis") recommends otherwise with respect to the say-on-pay merger vote or any other compensation-related proposal, Elliott and Elliott International will be permitted to vote as to such proposal as they elect in their sole discretion.
The parties hereto acknowledge and agree that in the event of an actual or threatened violation of this Agreement, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy.  Accordingly, the parties acknowledge and agree that, in addition to any and all other remedies which may be available to such parties at law or equity, each such party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement without any requirement for the securing or posting of any bond in connection with such remedy.  In the event that any action shall be brought in equity to enforce the provisions of this Agreement, neither party shall allege, and both parties hereby waive the defense, that there is an adequate remedy at law.

This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof.
All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:
If to the Company:
American Capital, Ltd.
Two Bethesda Metro Center, 14th Floor
Bethesda, MD 20814
Attention: Samuel A. Flax
Telephone: (301) 951-6122
Facsimile: (301) 654-6714
Email: Sam.Flax@americancapital.com

With copies (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
 Attention: Richard J. Grossman,
David J. Goldschmidt
Telephone: (212) 735-2116, (212) 735-3574
Facsimile: (917) 777-2116,  (917) 777-3574
Email: Richard.Grossman@skadden.com,
David.Goldschmidt@skadden.com

If to the Elliott Parties or any member thereof:
Elliott Associates, L.P.
Elliott International, L.P.
Elliott International Capital Advisors Inc.
40 West 57th Street
New York, NY 10019
Attention: Joseph Jackson
Telephone: (212) 974-6000
Facsimile: (212) 974-2092
Email: JJackson@elliottmgmt.com

With copies (which shall not constitute notice) to:
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attention: Steve Wolosky
Telephone: (212) 451-2333
Facsimile: (212) 451-222
Email: SWolosky@olshanlaw.com
This Agreement may be executed in two or more counterparts (delivery of which may be by facsimile or via email as a portable document format (.pdf)) which together shall constitute a single agreement.
[Signature Pages Follow]

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned.

Very truly yours,

AMERICAN CAPITAL, LTD.

By: /s/ Samuel A. Flax
Name: Samuel A. Flax
Title:    Executive Vice President and General
             Counsel

AGREED AND ACKNOWLEDGED
(as of the date indicated above):

ELLIOTT ASSOCIATES, L.P.

 By: Elliott Capital Advisors, L.P., as General Partner
      By: Braxton Associates, Inc., as General Partner
By: /s/ Elliot Greenberg
Name: Elliot Greenberg
Title:   Vice President

ELLIOTT INTERNATIONAL, L.P.

 By: Elliott International Capital Advisors Inc., as Attorney-in-Fact
By: /s/ Elliot Greenberg
Name: Elliot Greenberg
Title:   Vice President

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.
By: /s/ Elliot Greenberg
Name: Elliot Greenberg
Title:   Vice President